Exhibit 12.2


                   NEWMONT MINING CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             AND PREFERRED DIVIDENDS
                       (amounts in thousands except ratio)

     The ratio of earnings to fixed charges and preferred dividends represents income before income taxes, interest expense and cumulative effect of changes in accounting principles, divided by interest expense plus preferred dividends. Interest expense includes amortization of capitalized interest and the portion of rent expense representative of interest. The Company guarantees certain third party debt; however, it has not been and does not expect to be required to pay any amounts associated with such debt. Therefore, related interest on such debt has not been included in the ratio of earnings to fixed charges.



                                                          For the Year Ended December 31,

                                             2002             2001            2000          1999          1998(3)
                                             ----             ----            ----          ----          -------
Earnings:

   Income before income taxes(1).......   $ 118,884       $ (128,425)      $ (30,033)     $  (9,019)     $ (646,348)
   Adjustments:
      Net interest expense(2)..........     129,565           98,080         106,120         83,185          96,618
      Amortization of capitalized
         interest......................       9,526            7,362           8,793          4,886           4,435
      Portion of rental expense
         representative of interest....       3,017            2,747           2,936          2,914           4,361
      Undistributed income (loss) of
         affiliate.....................      35,595           22,513         (17,930)       (91,788)       (105,932)
      Preferred dividends..............      (2,875)         (11,500)        (11,500)       (11,500)        (11,500)
      Minority interest of majority-
         owned subsidiaries............      97,442           65,374          92,814         44,141          71,825
                                          ---------       ----------       ---------      ---------      ----------
                                          $ 391,154       $   56,151       $ 151,200      $  22,819      $ (586,541)
                                          =========       ==========       =========      =========      ==========

Fixed Charges:
   Net interest expense(2).............   $ 129,565       $   98,080       $ 106,120      $  83,185      $   96,600
   Capitalized interest................       5,226           10,633           5,534         23,345          13,720
   Preferred dividends.................       2,875           11,500          11,500         11,500          11,500
   Portion of rental expense
      representative of interest.......       3,017            2,747           2,936          2,914           4,361
                                          ---------       ----------       ---------      ---------      ----------
                                          $ 140,683       $  122,960       $ 126,090      $ 120,944      $  126,181
                                          =========       ==========       =========      =========      ==========
Ratio of earnings to fixed charges.....        2.78               (4)           1.20             (4)             (4)

---------------

(1) Pre-tax income (loss) before minority interest, equity income (loss) of affiliates and cumulative effect of a change in accounting principle, net of minority interest in income of affiliates.

(2) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.

(3) As a result of the restatement of the Company's Consolidated Financial Statements (see Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002), the financial information for the year 1998 is derived from unaudited Consolidated Financial Statements.

(4) The ratio was less than 1:1 for the years ended December 31, 2001, 1999 and 1998 as earnings were inadequate to cover fixed charges and preferred dividends by deficiencies of $66.8 million, $98.1 million and $712.7 million, respectively.